FCC Approves Hammer Fiber Optics Holding Corp Request for Change of Control of Endstream Communications, LLC

Piscataway, N.J. November 21, 2018 – Hammer Fiber Optic Holdings Corp (OTCQB: HMMR) announced today that the FCC has approved the transfer of control of Endstream Communications, LLC effective December 17, 2018. Hammer and Endstream plan to close that day.  The structure of the acquisition is both accretive and non-dilutive to common shareholders and was detailed in an 8K which included the Definitive Agreement.

“Obtaining regulatory approval was the final step in the acquisition of the four entities originally contemplated in the LOI announced on May 8, 2018,” said Erik Levitt, Hammer’s CEO. “Providing domestic and international voice is an integral part of Hammer’s Everything Wireless strategy.” The go-to-market strategy involves four key services: high speed fixed wireless using the proprietary Hammer Wireless® AIR technology, Mobility, OTT and Smart City.  Voice is part of all four of the offerings.

Kristen Vasicek, who is responsible for Endstream’s marketing, added: “Hammer intends to expand Endstream’s presence and we anticipate the rollout of these new markets shortly.” Endstream already provides nationwide wholesale origination and termination services in the United States as well as service in Canada, Israel, the United Kingdom and France. Endstream will be releasing its expanded Mobile DID/Virtual Number product in January 2019, which includes the ability to provide mobile numbers to other telecommunications carriers in several countries worldwide. “The market for Endstream’s services is strong. New value has generated through its line of wholesale mobile service, which also includes texting and multimedia messaging capabilities” said Vasicek.

About Hammer

Hammer Fiber Optic Holdings Corp. (OTCQB:HMMR) is a telecommunications company investing in the future of wireless technology. Hammer’s “Everything Wireless” go to market strategy includes the development of high-speed fixed wireless service for residential and small businesses using its wireless fiber platform, Hammer Wireless® AIR, over-the-top services such as voice, SMS and video collaboration services, the construction of smart city networks and hosting services including cloud and colocation. For more information contact Frank Pena at fpena@hammerfiber.com.

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